Exhibit 19.1

AUTONATION, INC.
AMENDED AND RESTATED
INSIDER TRADING POLICY

As a director or key employee of AutoNation, Inc. (the “Company”), you are likely to become aware from time to time of material non-public information about the Company. In view of the legal prohibitions on trading in securities while in possession of material non-public information concerning an issuer, and the significant interest of the Company in preventing even the appearance of trading impropriety, the Company’s Board of Directors has adopted this Insider Trading Policy (this “Policy”).
Persons Subject to the Policy

This Policy applies to the Company’s directors, officers, Region Presidents, Market Presidents, Region Vice Presidents of Finance and such other individuals as are designated by the Legal Department from time to time (collectively, “Insiders”).

Transactions Subject to the Policy
No Insider may purchase or sell securities of the Company when he or she is aware of material non-public information about the Company.1 “Material” information means information relating to the Company, its business operations or securities that if made public would likely affect the market price of the Company’s securities, or would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. Examples of information ordinarily deemed “material” include:

•earnings information;
•Company strategic plans;
•potential significant mergers, acquisitions or divestitures;
•significant finance transactions;
•significant changes in senior management or control of the Company;
•significant labor disputes or negotiations;
•significant cybersecurity incidents or investigations; and
•actual or threatened major litigation or governmental investigations.
The information becomes “public” once it has been broadly disseminated to and digested by the public (generally by means of a Company press release or filing with the U.S. Securities and Exchange Commission (the “SEC”)). Trading while in possession of such information generally may commence one full trading day after such information has been publicly disclosed.

In addition, no Insider who, in the course of working for the Company, learns of material non-public information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

___________________________________
1 For purposes of this Policy, purchases and sales of securities by an Insider include, without limitation, any purchase or sale (i) by, for or at the direction of such Insider, (ii) entered into by any person or entity directly or indirectly controlled by such Insider and (iii) by, for or at the direction of any member of such Insider’s immediate family living in the same household as such Insider.

Individual Responsibility

Each Insider is responsible for making sure that he or she complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company or any employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.

Trading Window and Pre-Clearance Procedures
The Company has instituted a quarterly “trading window” to assist Insiders in avoiding trades that may be deemed to be on the basis of material non-public information related to Company earnings information.
Except as otherwise specified in this Policy, Insiders may purchase or sell Company securities or engage in other transactions involving Company securities (i) only during the Company’s quarterly trading window and (ii) only after obtaining pre-clearance from the Company’s Legal Department.

The Company’s quarterly trading window opens one full trading day after the Company’s widespread public release of earnings for any fiscal period and closes two weeks before the end of the fiscal quarter in which the earnings are released. Accordingly, if we publicly announce earnings for a fiscal period on a Thursday before trading commences on the New York Stock Exchange, the trading window will open on Friday.
From time to time, the trading window may close or remain closed due to an event that is material to the Company and is known by only certain Insiders. The existence of an event-specific blackout will not be announced. However, an Insider who requests pre-clearance may be informed of a blackout. Any Insider made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

Pre-clearance for all trades must be obtained through the Company’s Legal Department. Please contact [***], [***], or [***] to pre-clear any trade (including option exercises).
Restricted Transactions

Insiders are restricted from engaging in the following transactions due to the heightened risks associated with such transactions:

•Short Sales. You may not engage in short sales of Company securities (i.e., the sale of a security that the seller does not own), which may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance.2

•Hedging Transactions. You may not engage (directly or indirectly) in hedging transactions or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Hedging transactions include (but are not
______________________________
2 Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits short sales by persons subject to Section 16.

2

limited to) collars, equity swaps, exchange funds and pre-paid variable forward sale contracts. Hedging transactions may permit an Insider to continue to own Company securities without the full risks and rewards of ownership, which would not align with the objectives of the Company’s other shareholders.

•Other Speculative Transactions. You are strongly discouraged from engaging in short-term or speculative transactions involving Company securities, including publicly-traded options, warrants, puts and calls or similar instruments on Company securities. Any such transactions should be pre-cleared by the Legal Department. Given the relatively short term of publicly- traded options, transactions in such options may create the appearance that an Insider is trading based on material non-public information and create an incentive for an Insider to focus on short- term performance at the expense of the Company’s long-term objectives.
Special Transactions

•Gifts. Generally, gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Whether a gift of securities is a transaction that should be avoided while the person making the gift is aware of material non-public information may depend on various circumstances surrounding the gift. Accordingly, pre-clearance is required prior to making any gifts of securities.
•Stock Option Exercises. The trading restrictions in this Policy do not apply to exercises of stock options that have been pre-cleared and where no Company common stock is sold in the market in connection with the option exercise (e.g., to fund the option exercise price or related taxes). The trading restrictions do apply, however, to subsequent sales of Company common stock received upon the exercise of options.
Rule 10b5-1 Plans

Exchange Act Rule 10b5-1 provides an affirmative defense from insider trading liability. In order to be eligible to rely on this defense, an Insider must enter into a pre-arranged, written trading plan for transactions in Company securities that meets certain conditions specified in the rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold in accordance with the plan, without regard to the trading restrictions set forth in this Policy. A Rule 10b5-1 Plan must be entered into in good faith at a time when the Insider is not aware of material non- public information and only after approval by the Legal Department. An Insider may not adopt or amend a Rule 10b5-1 Plan when the Company’s quarterly trading window is closed. Once a Rule 10b5-1 Plan is adopted, the Insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. A Rule 10b5-1 Plan must meet the requirements of Exchange Act Rule 10b5-1(c), including the following:
•Waiting Period. If you are a director or an officer subject to Section 16 of the Exchange Act (“Section 16 Officer”) of the Company, your Rule 10b5-1 Plan may not provide for trades until the later of (i) 90 days after the adoption or amendment of the Rule 10b5-1 Plan or (ii) two business days following the Company’s filing of the Form 10-Q or 10-K for the quarter in which the Rule 10b5-1 Plan was adopted or amended, for a maximum of 120 days after the adoption or amendment of the Rule 10b5-1 Plan. If you are not a director or Section 16 Officer, your Rule 10b5-1 Plan may not provide for trades until at least 30 days following the adoption or amendment of the Rule 10b5-1 Plan.

2

•Multiple Plans. You may not have more than one Rule 10b5-1 Plan in effect for open market purchases or sales of Company securities. This prohibition does not apply to plans authorizing eligible tax withholding sales, provided that you do not control the timing of such sales. You also may maintain two separate Rule 10b5-1 Plans for open market purchases or sales of Company securities if trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution. If you terminate the first plan early, however, the first trade under the later-commencing plan must not be scheduled to occur until after the waiting period described above following the termination of the earlier plan.

•Single Plan. In any 12-month period, you may not enter into more than one “single-trade” Rule 10b5-1 Plan (i.e., a Rule 10b5-1 Plan designed to effect the open market purchase or sale of the total amount of Company securities subject to the plan as a single transaction). This prohibition does not apply to plans authorizing eligible tax withholding sales, provided that you do not control the timing of such sale.
•Director and Section 16 Officer Representations. Any director or Section 16 Officer of the Company adopting or modifying a Rule 10b5-1 Plan must include in the plan a written representation certifying that he or she (i) is not aware of any material non-public information and
(ii) is adopting or modifying the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b-5.
Consequences of Violations

The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in the Company’s securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as regulators in foreign jurisdictions.
Punishment for insider trading violations is severe and could include significant fines and imprisonment. The SEC also may seek to impose substantial civil penalties on the Company and other “controlling persons,” such as directors and management, who fail to take appropriate steps to prevent illegal insider trading.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company- imposed sanctions, including dismissal for cause, regardless of whether the individual’s failure to comply with this Policy results in a violation of law.
Other Prohibited Activities

Do Not Disclose Material Non-Public Information to Anyone Outside the Company for the Purpose of Trading.
In addition to the trading restrictions set forth above, Insiders may not disclose or “tip” material information concerning the Company to outsiders, given the possibility that they may trade on the basis of or otherwise misuse such information. Outsiders can include friends, business associates, a spouse or a family member. Both the tipper and the tippee can be held liable under the federal securities laws for violations of this kind.
3

Do Not Answer Questions by Outsiders Regarding the Company’s Business.

From time to time, Insiders may be asked questions concerning various activities of the Company outside the scope of the Insider’s regular duties. Such inquiries may come from the media, stock exchanges, analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information.
It is very important that all such communications on behalf of the Company be made through an appropriately designated officer. Failure to do so could result in violations of federal securities laws, including Regulation FD, which prohibits selective disclosure of material non-public information to analysts and shareholders prior to public release of the information. Accordingly, all inquiries of this nature must be forwarded to our Chief Financial Officer, or if it involves a press inquiry, our Vice President of Corporate Communications. You may also contact Coleman Edmunds, Executive Vice President, General Counsel and Corporate Secretary, with such inquiries as appropriate.
Federal and state securities laws are technical in nature and can be difficult to navigate. Accordingly, please contact [***], [***], or [***] if at any time you have questions about the law or this Policy or its application to a particular situation.
4